Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF DPL INC.

State of Incorporation/Formation

The Dayton Power and Light Company	Ohio
Miami Valley Insurance Company	Vermont
DPL Energy, LLC	Ohio
DPL Energy Resources, Inc.	Ohio